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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                               AMENDMENT NO. 2 TO
                                 SCHEDULE 14D-9
                                 (RULE 14D-101)

                      SOLICITATION/RECOMMENDATION STATEMENT
                             UNDER SECTION 14(d)(4)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

                              --------------------

                             PICTURETEL CORPORATION
                            (Name of Subject Company)

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                             PICTURETEL CORPORATION
                      (Name of Person(s) Filing Statement)

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                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
                         (Title of Class of Securities)

                                    720035302
                      (CUSIP Number of Class of Securities)

                                   -----------

                                   LEWIS JAFFE
                      PRESIDENT AND CHIEF OPERATING OFFICER
                             PICTURETEL CORPORATION
                               100 MINUTEMAN ROAD
                                ANDOVER, MA 01810
                            TELEPHONE: (978) 292-5000

       (Name, address and telephone number of person authorized to receive notice and communication on behalf of the person(s) filing statement)

                                   -----------

                                 WITH A COPY TO:

                             HOWARD K. FUGUET, ESQ.
                                  ROPES & GRAY
                             ONE INTERNATIONAL PLACE
                              BOSTON, MA 02110-2624
                            TELEPHONE: (617) 951-7000

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/ /       Check the box if the filing relates solely to preliminary
          communications made before the commencement of a tender offer.

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         PictureTel Corporation (the "Company") hereby amends and supplements its Solicitation/Recommendation Statement on Schedule 14D-9 (the "Statement"), originally filed on June 18, 2001 and amended on August 2, 2001. Capitalized terms used, and not otherwise defined herein, have the meanings assigned thereto in the Statement.

ITEM 8. ADDITIONAL INFORMATION.

         The following new paragraph is added at the end of Item 8:

         "A copy of a joint press release relating to the Offer, dated August 14, 2001, issued by Parent and the Company is attached hereto as Exhibit
(e)(21) and is incorporated herein by reference."

ITEM 9. EXHIBITS.

      Item 9 is hereby amended and supplemented by the addition of the following exhibit hereto:

    Exhibit No.                                      Description

    (e)(21) Joint Press Release issued by Polycom and the Company on August 14, 2001 (incorporated by reference to Form 425 filed by Polycom on August 14, 2001).



        INFORMATION STATEMENT PURSUANT TO SECTION 14(f) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 AND RULE 14f-1 THEREUNDER


ANNEX B

     The sixth paragraph of Annex B is hereby deleted and replaced with the following:

     "The Purchaser commenced the Offer on June 18, 2001. The offer is currently schedule to expire at 12:00 midnight, New York City time, on September 12, 2001."
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                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        PICTURETEL CORPORATION

                                        By:    /s/ Lewis Jaffe
                                               -------------------------
                                               Name: Lewis Jaffe
                                               Title: President & COO

                                           Dated: August 16, 2001


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